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                                                                   Exhibit 10.49

PEVION BIOTECH

LICENSE AGREEMENT

This LICENSE AGREEMENT ("Agreement"), is made and entered into as of March 1st, 2007 (the "Effective Date") by and between

MYMETICS Corporation ("MYMETICS"), a company organized under the laws of the State of Delaware with a registered address at 230 Park Avenue, New York, NY 10169, and a principal place of business located at 14, rue de la Colombiere, CH 1260 Nyon, Switzerland and

PEVION Biotech Ltd., a company organized under the laws of Switzerland with a principle place of business at Rehhagstrasse 79, CH-3018 Berne Switzerland, ("PEVION").

MYMETICS and PEVION may be referred to hereinafter as "Party" or "Parties" as appropriate.

Preamble

WHEREAS, PEVION is a company active in the development, manufacturing and commercialization of Virosomes

WHEREAS, MYMETICS is a company active in the development of vaccines and treatments for AIDS and other retroviruses

WHEREAS MYMETICS is desirous of obtaining the rights from PEVION for the commercial development, use, and sale of Virosome formulated HIV peptide and protein antigens vaccines, and PEVION is willing to grant such rights;

WHEREAS the Parties entered on March 10, 2005 into a Collaboration and Option Agreement, of which this License Agreement is an amended and restated version; and

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1 DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1 "Affiliate" means, with respect to either Party, any entity controlling, controlled by or under common control with, such Party. For purposes of this definition, "control" of another corporation or entity shall mean when a person or entity (i) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other corporation or entity, (ii) possesses, directly or indirectly the power to manage, direct or cause the direction of the management and policies of the corporation or other entity or the power to select or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity, or (iii) has actual control over the management, business and affairs of the corporation or other entity.

1.2 "Combined Material" means HIV antigens such as GP41 peptides and proteins, or any other HIV protein or peptide antigens, formulated with Virosomes.

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1.3 "Field" means the use of Combined Materials for prevention of AIDS through the HIV peptide or protein vaccine covered by this Agreement.

1.4 "Territory" means world-wide.

1.5 "Effective Date" shall mean the date first written above.

1.6 "Term" means the period of time beginning on the Effective Date and ending on the expiration date of the longest-lived Patent Rights.

1.7 "Licensed Product" means any composition of Combined Material in the Field that is covered by the claims of Patent Rights, or that is produced by the Licensed Method, or the use, sale, offer for sale, or importation of which would constitute, but for the license granted to MYMETICS by PEVION herein, an infringement of any pending or issued and unexpired claim within the Patent Rights.

1.8 "Licensed Method" means any method for the production of the Licensed Product that is covered by Patent Rights.

1.9 "Patent Rights" means all present, as described in Attachment A, and future intellectual property rights which PEVION has, or obtains control of, during the term of the License Agreement used to develop/commercialise the Licensed Products, including all PEVION Intellectual Property Rights and all patent rights PEVION is entitled to license under its part of PEVION Jointly-Owned Intellectual Property Rights

1.10 "Exclusivity" means PEVION shall not market, promote, advertise, sell, service, distribute or merchandise the Licensed Product anywhere in the Territory, or grant to others the rights and license to perform any activities in the field using the Licensed Product or Licensed Method anywhere in the Territory.

1.11 "Third Party" means any Party, except MYMETICS or its affiliates, who has acquired rights on the Combined Material.

1.12 "Sublicensee" means a third party to whom MYMETICS grants a sublicense of certain rights granted to MYMETICS under this Agreement.

1.13 "Net Sales" means the total of the gross invoice prices of Licensed Products sold by MYMETICS, its Sublicensee, an Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Product in foreign countries); transportation charges; or credits to customers because of rejections or returns. For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by MYMETICS at list price of MYMETICS, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate

1.14 "PEVION Materials" means Virosomes as well as any further improvement of such Virosomes, developed or manufactured by PEVION or where PEVIONS has rights on.

1.15 "MYMETICS Materials" means HIV antigens developed by MYMETICS, namely the GP41 peptides and proteins developed by MYMETICS and protected by Patent as well as any further improvement of such HIV antigens.

1.16 "Disclosing Party" means the Party, who possesses certain confidential and/or proprietary technical-, business data or other confidential information (hereinafter "Confidential Information"), willing to disclose this Confidential

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Information to the other Party.

1.17 "Recipient" means the Party who receives from the Disclosing Party certain technical or business data or other confidential information, confidential and/or proprietary (hereinafter "Confidential Information").

2 GRANTS

2.1 Subject to the limitations set forth in this Agreement, PEVION hereby grants to MYMETICS, and MYMETICS hereby accepts, an exclusive license under Patent Rights to use -including for basic research-, sell, offer for sale, and import or export Licensed Products within the Territory and during the Term. The grant of this exclusive license will be notified to all the intellectual property authorities responsible for the Licensed Products, insofar as allowed by applicable law.

2.1.1 The license granted herein is exclusive for Patent Rights and PEVION shall not grant to third parties a further license under Patent Rights in the Field, within the Territory and during the Term.

2.1.2 Each party is responsible for maintaining in a reasonable manner the protection for its intellectual property involved in this Agreement. If any Party fails to maintain the protection for its intellectual property (the "Failing Party"), namely by failing to pay the corresponding maintenance fees, the other Party is entitled to take any reasonable action to maintain this protection (the "Intervening Party"), namely by paying the corresponding maintenance fees, and the reasonable costs incurred by this intervention shall be borne by the Failing Party. The amounts due in this regard by the Failing Party to the Intervening Party may be set off against any amount due by the Intervening Party to the Failing Party, namely under Section 4 of this Agreement (Considerations).

2.2 Insofar as required for the use of the Licensed Products as provided for under section 2.1, PEVION will, against adequate remuneration, provide MYMETICS or third parties with all the required information and documents (namely all the technical data required to obtain approvals from governmental bodies such as the American Food and Drug Administration). PEVION reserves the right to send these information and documents directly to third parties when it is not necessary for MYMETICS to have knowledge thereof, so as to preserve its trade secrets.

2.3 The license granted in Paragraph 2.1 includes the right of MYMETICS to grant sublicense to third parties during the Term. With respect to sublicense granted pursuant to this Paragraph 2.2 MYMETICS shall:

2.3.1 Not receive, or agree to receive, anything of value in lieu of cash as considerations from a third party under a sublicense granted pursuant to Paragraph 2.2 without the express written consent of PEVION;

2.3.2 Promptly provide PEVION with a copy of each sublicense issued; and

2.3.3 Collect payment of all payments due, directly or indirectly, to MYMETICS from Sublicensees and summarize and deliver all reports due, directly or indirectly, to MYMETICS from Sublicensees.

3 GRANTS of SUPPLY

3.1 The license granted under Paragraph 2 does not include the right to manufacture of the Licensed Product.

3.2 PEVION grants MYMETICS the exclusive supply rights on Licensed Product for clinical batches. The clinical batches of the Licensed Product shall be delivered by Pevion to Mymetics in the containers chosen by Mymetics (e.g. vials or pre-filled syringes). The remuneration of the clinical batches will be

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COGS and a margin of 30%. The delivery costs will be charged separately. .

3.3 PEVION grants MYMETICS the exclusive supply rights on Licensed Product for market batches. The Licensed Product shall be delivered by Pevion to Mymetics in the containers chosen by Mymetics (e.g. vials or pre-filled syringes)The terms and conditions of the manufacture and supply of Combined Materials are set forth in a Supply Agreement, to be negotiated in good faith by MYMETICS and PEVION during the nine (9) months following the Effective Date.

3.4 In case PEVION can not guarantee the further supply of Licensed Product, based on the Supply Agreement, PEVION will grant MYMETICS an exclusive license with the right to sublicense to make Licensed Product the terms of which manufacture agreement shall be negotiated in good faith. In such a situation, PEVION will provide MYMETICS with the technical assistance required to set up this alternate production source, the remuneration of the assistance shall be negotiated between PEVION and MYMETICS in good faith.

4 CONSIDERATIONS

4.1 License Issuance Fee; In return for the license granted hereunder MYMETICS will pay to PEVION a license issuance fee of a total of E*** (*** thousand EURO) in cash; E*** (*** thousand EURO) of this payment was made by December 31st 2006 as an exercising fee in the context of the revision and restatement of the Collaboration and Option Agreement mentioned in the Preamble;. A second installment of E*** (*** thousand EURO) shall be due on March 31st 2007 and third installment of E*** (*** thousand EURO) shall be due by September 30th 2007. Additionally MYMETICS will transfer to PEVION *** (*** thousand) of MYMETICS free common shares ("Rule 144" restricted).

4.2 Milestone Payments; In return for the license granted MYMETICS will pay to PEVION *% on all upfront fees, milestone payments, lump sum payments and any other monetary considerations (excluding royalties) received by MYMETICS or an Affiliate from a Third Party; provided that such monetary consideration is attributed to Licensed Product.

4.3 As long as, MYMETICS develops the Licensed Product by itself, the payments describe under 4.2 are void and are replaced by fixed Milestone payments. MYMETICS shall pay to PEVION E*** (*** thousand EURO) at the start of a clinical Phase I. Further milestone payments are subject to re-negotiations, in the event that MYMETICS will develop HIV vaccines using PEVION Material combined with MYMETICS Material by itself beyond clinical Phase I.

4.4 Royalties; In return for the license granted MYMETICS will pay to PEVION 10% on all royalties payments received by MYMETICS, or an Affiliate, or any Sublicensee from a Third Party; provided that such monetary consideration is attributed to the Licensed Product.

4.5 All milestone payments and royalty payments specified in Paragraphs 4.1 through 4.3 above shall be paid by MYMETICS pursuant to Paragraph 5 and shall be delivered by MYMETICS to PEVION as noted in Paragraph 5.

4.6 If MYMETICS fails to perform any of its obligations specified in Paragraph
4.1 to 4.5, then PEVION shall have the right to terminate this Agreement according section 9.2 of this agreement.

5 REPORTS, RECORDS AND PAYMENTS

5.1 Beginning January 1, 2008 and ending on the date of first commercial sale of a Licensed Product, MYMETICS shall submit to PEVION annual progress reports covering MYMETICS' (and Affiliate's and Sublicensee's) activities to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such reports shall include an overview of work completed; overview of work in progress; current schedule of anticipated events or milestones; market plans for introduction of Licensed Products in the reporting period. MYMETICS shall also report to PEVION, in its immediately subsequent

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progress report, the date of first commercial sale of a Licensed Product in each country of the Territory.

5.2 MYMETICS shall inform PEVION in writing no later than thirty (30) days after signing any collaboration-, partnering- or sublicensing agreement comprising the Licensed Product.

5.3 MYMETICS shall inform PEVION in writing no later than thirty (30) days after receiving any up-front payments, milestone payments and/or other monetary considerations provided that such monetary consideration is attributed to the Licensed Products. MYMETICS shall pay PEVION the fees according Paragraph 4.2 no later than sixty (60) days after receiving the up-front payments, milestone payments and/or other monetary considerations.

5.4 After the first commercial sale of a Licensed Product anywhere in the world, MYMETICS shall submit to PEVION quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report shall cover MYMETICS' (and each Affiliate's and Sublicensee's) most recently completed calendar quarter and shall show:

* The number of each type of Licensed Product sold and the Net Sales during the most recently completed calendar quarter;

* The sublicense fees and royalties received during the most recently completed calendar quarter in Swiss Francs pursuant to Subsection 5.6 of this Agreement;

* The royalties and sublicense fees payable in Swiss Francs, including the method used to calculate the royalties and the exchange rates used pursuant to Subsection 5.6 of this Agreement.

If no sale of Licensed Products has been made and no sublicense revenues has been received by MYMETICS during any reporting period, MYMETICS shall so report.

5.5 MYMETICS shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products used, and sold, and sublicense fees received under this Agreement. Such records shall be retained by MYMETICS for at least ten (10) years following a given reporting period. All records shall be available during normal business hours for inspection at the expense of PEVION by a public accountant selected by PEVION and reasonably acceptable to MYMETICS for the sole purpose of verifying reports and payments and in compliance with the other terms of this Agreement. Such accountant shall not disclose to PEVION any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then MYMETICS shall pay the cost of the audit as well as any additional sum that would have been payable to PEVION had the MYMETICS reported correctly, plus an interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to PEVION up to the date when such payment is actually made by MYMETICS. For underpayment not in excess of five percent (5%) for any twelve (12) month period, MYMETICS shall pay the difference within thirty (30) days without interest charge or inspection cost.

5.6 All fees and royalties due to PEVION shall be paid in Swiss Francs, plus Swiss VAT when applicable. When Licensed Products are sold in currencies other than Swiss Francs, MYMETICS shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent Swiss funds, using the exchange rate quoted in the Neue Zurcher Zeitung on the last business day of the applicable reporting period.

5.7 Royalties shall accrue when Licensed Products are paid by a third party or

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Affiliate. MYMETICS shall make all reasonable efforts to secure prompt payments from said third parties and Affiliates. MYMETICS shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each such payment shall be for earned royalties accrued within MYMETICS's most recently completed calendar quarter

5.8 Royalties earned on sales occurring under sublicense granted pursuant to this Agreement shall not be reduced by MYMETICS for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by MYMETICS in fulfilment of PEVION' tax liability in any particular country may be credited against earned royalties or fees due PEVION for that country. MYMETICS shall pay all bank charges resulting from the transfer of such royalty payments

5.9 In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. MYMETICS shall not, however, be relieved from paying any royalties that accrued before the date of such final decision.

In the event royalty, reimbursement and/or fee payments are not received by PEVION when due, MYMETICS shall pay to PEVION interest charges at a rate of ten percent (10%) per year pursuant to Subsection 5.5 of this Agreement. Such interest shall be calculated from the date payment was due until actually received by PEVION.

6 Confidentiality

6.1 Nondisclosure; Except as specifically authorized in this Agreement or as has been specifically authorized by Disclosing Party in writing, Recipient shall not reproduce, exploit, use, distribute, disclose or otherwise disseminate the disclosed proprietary information of the other Party ("Confidential Information") and shall not take any action causing, or fail to take any reasonable action necessary to prevent any, Confidential Information disclosed to Recipient to lose its character of Confidential Information. Upon expiration or termination of this Agreement, or upon request by Discloser, Recipient shall promptly deliver to Discloser all Confidential Information of Discloser and all embodiments and/or copies thereof then in its custody, control or possession and shall deliver within four weeks after such expiration or termination or destroy such Discloser's Confidential Information, and deliver to Discloser within six weeks of such notice a written statement signed by an officer of Recipient certifying that all unused or remaining Discloser's Confidential Information have been returned or destroyed with the exception of one copy kept in its legal file for reference purposes..

6.2 Ownership; All Confidential Information disclosed by Disclosing Party shall remain the property of Discloser and no license or other right to such information is granted or implied hereby, other than such rights as are expressly set out in this Agreement.

6.3 Term; Recipient's duty to protect Discloser's Confidential Information pursuant to this Agreement expires ten (10) years from the date of disclosure of the Confidential Information.

7 Control of materials

7.1 Control of PEVION Materials. MYMETICS shall not transfer the PEVION Materials or Combined Material to, or permit access to the PEVION Materials or Combined Materials to any third party without prior written approval of PEVION, except for purposes contemplated in this Agreement (commercial development, use, and sale of Virosomes formulated HIV peptide and protein antigens vaccines). MYMETICS shall not use and/or exploit the PEVION Materials or

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Combined Material for any purpose other than as set forth in this Agreement. For the purposes hereof, "third parties" shall not include those Affiliates, corporate partners, employees and consultants of MYMETICS who will be involved in the handling, testing and/or evaluation of PEVION Materials or Combined Material under this Agreement. The PEVION Materials shall remain the property of PEVION. Upon termination of this Agreement, MYMETICS shall discontinue its use of all PEVION Materials, and shall, upon the written request of PEVION, either return any such unused or remaining PEVION Materials to PEVION or destroy such PEVION Materials, and deliver to PEVION within 14 days of such notice a written statement signed by an officer of MYMETICS certifying that all unused or remaining PEVION Materials have been returned to PEVION or destroyed.

7.2 Control of MYMETICS' Materials. PEVION shall not transfer the MYMETICS Materials to, or permit access to the MYMETICS Materials by, any third party without prior written approval of MYMETICS. PEVION shall not use and/or exploit the MYMETICS Materials for any purpose other than as set forth in this Agreement. For the purposes hereof, "third parties" shall not include those Affiliates, corporate partners, employees and consultants of PEVION who will be involved in the handling, testing and/or evaluation of MYMETICS Materials under this Agreement. The MYMETICS Materials shall remain the property of MYMETICS. Upon termination of this Agreement, PEVION shall discontinue its use of all MYMETICS Materials, and shall, upon the written request of MYMETICS, either return any such unused or remaining MYMETICS Materials to MYMETICS or destroy such MYMETICS Materials, and deliver to MYMETICS within 14 days of such notice a written statement signed by an officer of PEVION certifying that all unused or remaining MYMETICS Materials have been returned to MYMETICS or destroyed.

8 Warranty, Representations and Liability

8.1 No Warranty. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT THE PEVION MATERIALS AND COMBINED MATERIALS ARE BEING SUPPLIED WITH NO WARRANTIES, EXPRESS OR IMPLIED, AND PEVION EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON INFRINGEMENT. PEVION MAKES NO REPRESENTATION THAT THE USE OF THE PEVION MATERIALS WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY. However to PEVION's knowledge, the use of the PEVION's Technology in connection with the business of MYMETICS as contemplated herein does not conflict with, misappropriate, or infringe the intellectual property rights of any third party.

Any Party which has knowledge of an infringement on the intellectual property rights involved in the present Agreement shall notify the other Party thereof. PEVION shall take all the required legal actions in order to put an end to any infringement on its intellectual property rights regarding the License Products.. The costs of such legal actions shall be advanced by MYMETICS.

If a third party initiates legal actions against MYMETICS on the basis of alleged preferential rights regarding the Licensed Products, and where the legal actions are on the basis of Pevion Material, then PEVION shall assist MYMETICS in its legal defense against such action and reimburse to MYMETICS all the costs related to this legal defense, to the exclusion of any other compensation. For the duration of such legal proceedings, MYMETICS may pay all amounts due to PEVION, in particular all payments due under section 5, to a blocked account. After the termination of the legal proceedings, the funds on the blocked account will be transferred to PEVION after deduction of all costs due to MYMETICS for its legal defense as provided for in this paragraph.

8.2 Representations. Each Party hereby represents and warrants to the other Party as follows:

8.2.1 It is a corporation duly organized and validly existing under the laws of its state or other jurisdiction of incorporation or formation;

8.2.2 It has the legal power and authority to execute and deliver this Agreement, and to perform its obligations hereunder; its activities under this

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Agreement are subject to insurance coverage;

8.2.3 No authorization, consent or approval of any governmental authority or third party is required for the execution, delivery or performance by it of this Agreement, and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such Party; and

8.2.4 It shall comply with all applicable local, state, national, regional and governmental laws and regulations relating to its activities under this Agreement.

8.3 Care in Use of PEVION Materials. MYMETICS acknowledges that the PEVION Materials and Combined Materials are experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of such PEVION Materials and Combined Materials.

8.4 Hold Harmless. In no event shall PEVION be liable for any use by MYMETICS of the PEVION Materials or Combined Materials. MYMETICS shall defend, indemnify and hold PEVION harmless from and against any third-party claims, demands or actions and liabilities, cost and expenses arising therefrom which result from MYMETICS' use, handling, storage, transportation, disposition and containment of the PEVION Materials and Combined Materials (a "Claim") except to the extent such Claim result from the negligence or willful misconduct of PEVION. If PEVION receives notice of any Claim, PEVION shall, as promptly as is reasonably possible, give MYMETICS notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve MYMETICS of any indemnification obligation it may have hereunder to the extent such failure diminishes the ability of MYMETICS to respond to or to defend PEVION against such Claim. PEVION and MYMETICS shall consult and cooperate with each other regarding the response to and the defense of any such Claim and MYMETICS shall, upon its acknowledgment in writing of its obligation to indemnify PEVION, be entitled to and shall assume the defense or represent the interests of PEVION in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of PEVION and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of PEVION, such consent not to be unreasonably withheld. Nothing herein shall prevent PEVION from retaining its own counsel and participating in its own defense at its own cost and expense.

8.5 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF OR IS OTHERWISE ON NOTICE OF SUCH POSSIBILITY UNLESS THE PARTY IN DEFAULT HAS ACTED IN WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.

9 Term of Agreement

9.1 Pursuant to section 1.6, the Term of the Agreement is the period of time beginning on the Effective Date and ending on the expiration date of the longest-lived Patent Rights. MYMETICS shall however have the right at any time and for any reason to terminate this Agreement upon a ninety (90) day written notice to PEVION. Said notice shall state MYMETICS's reason for terminating this Agreement. Any termination under this Paragraph shall not relieve MYMETICS of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to PEVION or action by MYMETICS prior to the time termination becomes effective. Termination shall not affect in any manner any rights of PEVION arising under this Agreement prior to termination.

9.2 If one Party fails to perform or violates any term of this Agreement, the other Party may give written notice of default ("Notice of Default") to the Party. If the Party fails to cure the default within sixty (60) days of the Notice of Default, the other Party may terminate this Agreement by second

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written notice ("Notice of Termination"). If a Notice of Termination is sent to one of the Parties, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve either Party of its obligation to pay any fees owed at the time of termination

9.3 In the event any Party becomes the subject of a voluntary or involuntary petition in bankruptcy, such Party shall immediately notify the other Party in writing. If such petition is not dismissed with prejudice within one hundred twenty (120) days after filing, the other Party shall have the right to terminate this Agreement by giving the bankrupting Party written notice. Termination of this Agreement pursuant to this Section 9 shall be effective upon the bankrupting Party' receipt of such written notice.

9.4 Effects of Termination. Upon the termination of this Agreement for any reason whatsoever or the expiration of the term of this Agreement:

*    all rights of the Parties hereunder shall cease immediately;

* amounts owing by MYMETICS to PEVION shall immediately become due and payable;

* MYMETICS or its Sublicensees shall have the right to distribute and sell its remaining inventory of Licensed Products and raw materials, in the ordinary course of business and pursuant to instructions received from PEVION.

9.5 The following Paragraphs and Articles shall survive the termination of this
Agreement: 1, 4, 5, 6 7, 8, 10, 16.

Upon termination of this Agreement, MYMETICS may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty
(120) days of the effective date of such termination provided that the sale of such Licensed Product by MYMETICS, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement..

10 Publicity

Except as may otherwise be required by law or regulation, neither Party shall make any public announcement, directly or indirectly, concerning the existence or terms of this Agreement or the subject matter hereof without first submitting a copy of the proposed announcement to the other Party for review and obtaining the approval of the other Party. The other Party shall have seven (7) business days or such other time as mutually agreed upon to consent to the publication of such announcement, such consent not to be unreasonably withheld. If either Party is required by law or regulation to make a public announcement concerning the existence or terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and comment.

11 Assignment

The Parties agree not to assign any of their rights or obligations under this Agreement to any other third party without first obtaining the written approval of the other Party. Such approval shall not be unreasonably withheld and Pevion in particular recognizes Mymetics' right to sell the result of its HIV vaccine project, including its rights and obligations under this Agreement, provided such a sale does not have material adverse effects on Pevion. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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12 Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each Party as close as possible to that under the provision rendered unenforceable. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement,
(ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms

13 Amendments and Waivers

Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorized representatives of the Parties hereto. This contract is the entire agreement between the Parties with respect to the subject matter thereof and supersedes all prior agreements whether written or oral.

No waiver of any right, power or remedy following a breach of this contract is valid unless it is made in writing.

14 Entire Agreement

MYMETICS acknowledges having read and executed this Agreement and agreed to be bound by its terms. This Agreement is the product of both of the Parties hereto, and constitutes the entire agreement between such Parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the Parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the Parties hereto regarding such transactions are expressly canceled.

The preamble hereof shall form an integral part of this AGREEMENT.

15 Notices

Notices, invoices, communications, and payments hereunder shall be deemed made if given by traceable mail and addressed to the Party to receive such notice, invoice, or communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to MYMETICS:                         If to PEVION:
MYMETICS Corporation,                   PEVION Ltd.
14, rue de la Colombiere                Rehhagstrasse 79
CH 1260 Nyon                            CH 3018 Bern
Switzerland                             Switzerland
Att: Christian Rochet (CEO)             Att: Thomas Stauffer (COO)

16 Applicable Law and Conflict Resolution.

This Agreement will be governed by the laws of Switzerland without regard to its conflict of laws rules. All disputes arising out of or in connection with this Agreement shall finally be resolved by the competent court of Zurich, Switzerland.

17 Signatures

IN WITNESS WHEREOF, the proper Parties, duly authorized, have executed this Agreement in duplicate as of the day and year first written above.

For MYMETICS:                           For PEVION:

President & CEO:                        CEO

Place: Nyon                             Place: Berne
       -----------------------------           ---------------------------------

Date: March 28, 2007                    Date: March 28, 2007
      -------------------------------         ----------------------------------

Name: Christian Rochet                  Name: Peter Klein


Signature: /s/ Christian Rochet         Signature: /s/ Peter Klein
           --------------------------              -----------------------------


CFO:                                    COO:

Place: Nyon                             Place: Berne
       ------------------------------          ---------------------------------

Date: March 28, 2007                    Date: March 28, 2007
      -------------------------------         ----------------------------------

Name: Ernst Lubke                       Name: Thomas Stauffer


Signature: /s/ Ernst Lubke              Signature: /s/ Thomas Stauffer
           --------------------------              -----------------------------

Attachment A

Pevion Patent Rights:

Title                          Assignee           Publication/ Application No   Priority Date   National Coverage
----------------------------   ----------------   ---------------------------   -------------   ------------------
Lyophilization of virosomes    Pevion Biotech     WO 06/069719                  30.12.2004      EP/PCT

Novel Trans-Adjuvant system    Pevion Biotech     EP05027624                    16.12.2005      EP/PCT

Novel strategies for protein   Pevion Biotech     S11/144,172                   05.06.2005      US
vaccine

Immunostimulating              Berna Biotech      WO 92/ 19267                  08.05.1992      AU, CA, EP, JP, US
and immunopotentiating         Excl. license by
reconstituted influenza        Pevion Biotech
virosomes and vaccines
containing them